Attachment-J			File Number# 811-6355

Reclassification of Capital Accounts: The Trust accounts for and reports distributions to shareholders in accordance with the American Institute of Certified Public Accountants' Statement of Position 93-2: Determination, Disclosure, and Financial Statement Presentation of Income, Capital Gain and Return of Capital Distributions by Investment Companies. The effect caused by applying this statement was to decrease undistributed net investment income and increase accumulated net realized gain by $151,563 as a result of differences between financial reporting and tax accounting.